EXHIBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:

Investor Contact: GenVec, Inc. Danielle M. DiPirro (301) 944-1877 ddipirro@genvec.com	Media Contact: Tiberend Strategic Advisors, Inc. Andrew Mielach (212) 827-0020 amielach@tiberendstrategicadvisors.com

GENVEC REPORTS FOURTH QUARTER AND
2009 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 11, 2010 - Today GenVec, Inc. (NASDAQ:GNVC) announced financial results for the fourth quarter and year ended December 31, 2009. For the year ended December 31, 2009, the Company reported a net loss of $18.4 million, or $0.19 per share, compared with a net loss of $26.1 million, or $0.31 per share for the year ended December 31, 2008. GenVec ended the year with $11.0 million in cash and total investments.

“2009 was one of GenVec’s most eventful years. While we have been awaiting the second interim analysis data from the pivotal trial of our lead product candidate, TNFerade, we have continued to make significant progress in our vaccine programs, create a more stable financial platform for GenVec, and make great strides in business development. We are particularly excited about the partnership with Novartis for hearing loss that was announced earlier this year. We look forward to continued progress—as well as the anticipated data from the PACT trial—in 2010,” stated Paul H. Fischer, Ph.D., GenVec’s President and CEO.

2009 and Recent Corporate Highlights

TNFERADE™

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We presented overall survival data in locally advanced pancreatic cancer patients treated with TNFerade in GenVec’s ongoing Phase III Pancreatic Cancer Clinical Trial with TNFerade (PACT) at the 45th American Society of Clinical Oncology Annual Meeting (ASCO). The analysis indicated a 25% reduction in the risk of death in the TNFerade plus standard-of-care (SOC) arm compared to the patients receiving SOC alone (Hazard Ratio = 0.753; 95% Confidence Interval [0.494 – 1.15])

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We announced that the U.S. Food and Drug Administration (FDA) granted orphan drug designation to TNFerade for the treatment of pancreatic cancer. Orphan drug designation provides potential financial and regulatory incentives including study design assistance, waiver of FDA user fees, tax credits, and up to seven years of market exclusivity upon marketing approval.

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We announced that 184 events (deaths) have occurred in PACT trial. These events, which represent two-thirds of the total events required to complete the trial, triggered the next interim analysis of overall survival in the trial. We expect data from this interim analysis to be available in March or April 2010.

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We presented data from our trial in esophageal cancer at the American Society of Clinical Oncology’s (ASCO) 2010 Gastrointestinal Cancer Symposium. Updated efficacy and survival data were reported on at this event. In the 24 patients receiving TNFerade in combination with chemoradiation, the median survival was 47.7 months, which compares favorably to median survival in other historical clinical trials in similar stage disease which ranged from 9.7 to 34 months.

VACCINES & TECHNOLOGY

●	We expanded an existing contract with the PATH Malaria Vaccine Initiative (MVI) to support the development of vaccines against malaria. This two-year contract is valued at approximately $2 million.

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We received a Small Business Innovation and Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support our malaria vaccine program. This grant, valued at approximately $600,000 over two years, will be used to identify new immunogenic antigens for malaria vaccine development.

●	We received a Phase 2 SBIR grant from the NIAID to support the development of GenVec’s vector production technology. This grant is valued at approximately $2.5 million over three years.

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We announced that the NIAID executed its third option period (year four) under a previously announced, five-year contract with GenVec. We will receive up to $2.3 million for the fourth year, which will support the generation of HIV vaccine candidates with GenVec’s alternate adenovirus serotype technology.

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We received a Phase 1 SBIR grant from the National Cancer Institute (NCI) of the NIH to support the research of a new approach to treating metastatic cancer. Under this grant, valued at approximately $300,000, GenVec will investigate the hypothesis that the delivery of a specific gene will stimulate an antitumor response that could control cancer metastases.

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We signed a contract with SAIC-Frederick, Inc. for the development of influenza and HIV vaccines in support of the Vaccine Research Center (VRC) of the NIAID. This four-year contract has a total value of over $22 million if all options are exercised.

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We signed a new contract with the Department of Homeland Security (DHS) to continue the development of adenovector-based vaccines against foot-and-mouth disease (FMD). Under this agreement, GenVec will receive $3.8 million in program funding the first year and an additional $0.7 million if DHS exercises its renewal option under the contract

FINANCIAL & OTHER

●	In May 2009, we completed a $6.0 million financing from a single institutional investor. Proceeds of this transaction, net of offering costs, totaled $5.5 million.

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In August 2009, we strengthened our cash position by completing a $6.0 million financing from a single institutional investor. Proceeds of this transaction, net of offering costs, totaled $5.5 million.

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We entered into a research collaboration and license agreement with Novartis to discover and develop novel treatments for hearing loss and balance disorders. In exchange for the world-wide rights to our preclinical hearing loss and balance disorders program, we received a $5 million upfront payment and Novartis purchased $2 million in GenVec common stock. In addition, we will receive funding from Novartis for a research program focused on developing additional adenovectors for hearing loss. If certain clinical, regulatory, and sales milestones are met, we will be eligible to receive up to an additional $206.6 million in milestone payments in addition to royalties on future sales.

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In February 2010, we significantly increased our cash position by completing a $28.0 million financing from institutional investors. Proceeds of this transaction, net of offering costs, totaled $26.2 million.

2009 Financial Results

Revenues for 2009 were $13.9 million, down 8% from $15.1 million in 2008 primarily due to decreased revenue associated with our agreement with the Department of Homeland Security (DHS) of $3.2 million. The lower revenue under the DHS agreement is a result of decreased work scope and effort in 2009 as compared to the 2008 period. The decreased revenue associated with our DHS agreement has been partially offset by increased revenue of $2.1 million under our HIV program as compared to the comparable prior year period. The higher revenue under our HIV agreements is a result of increased work scope and effort in 2009 as compared to the 2008 period.

Operating expenses for 2009 decreased 24% to $31.9 million from $41.8 million in 2008. Research and development expenses decreased 27% to $24.7 million in 2009 from $33.8 million in 2008. The decrease is primarily due to lower costs related to the development of TNFerade including manufacturing and materials costs, patient and data management costs, professional service costs related to our TNFerade pancreatic clinical trial, and decreased personnel costs. Research and development personnel costs includes a decrease of approximately $331,000 of stock-based compensation expense in 2009 as compared to the prior year, partially offset by an increase in severance expenses of approximately $193,000 in 2009 as compared to the prior year. Also contributing to the decreased costs, but to a lesser extent, are decreased pass-through costs associated with our funded programs, most notably pass-through costs associated with our FMD program.

General and administrative expenses decreased 10% to $7.2 million in 2009 from $8.0 million in 2008. General and administrative expenses were lower in 2009 primarily due to lower professional service costs and employee costs, partially offset by higher depreciation costs. Administrative personnel costs includes severance expenses of approximately $103,000, an increase of approximately $21,000 as compared to 2008, and a decrease of approximately $90,000 of stock-based compensation expense in 2009 as compared to the prior year.

Fourth Quarter 2009 Results

For the fourth quarter ended December 31, 2009, GenVec reported a net loss of $4.3 million, or $0.04 per share, compared with a net loss of $6.4 million, or $0.07 per share, for the comparable prior year period. The Company reported revenues of $3.4 million in the fourth quarter of 2009 compared to $3.3 million for the same period in 2008. This increase was primarily due to increased efforts under our HIV vaccine development program and our malaria vaccine program, offset by reduced revenue earned under our agreement with the DHS. Research and development expenses decreased 33% in 2009 from $8.2 million in the fourth quarter of 2008 to $5.5 million in the fourth quarter of 2009 due mainly to reduced TNFerade manufacturing and clinical trial costs. General and administrative expenses in the fourth quarter of 2009 increased 35% to $2.1 million from $1.5 million in the comparable period in 2008 primarily due to higher personnel costs.

2010 Guidance

GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky, commented, “For 2010, we anticipate our cash burn will be between $22.0 million and $24.0 million. In 2010, we foresee revenues from grants and collaborations totaling between $14.0 million and $16.0 million.”

Conference Call and Webcast

GenVec will hold a conference call at tomorrow at 10:00 a.m. ET on to discuss the Company’s 2009 financial results and 2010 business outlook. To listen to the live conference call, please dial 888.679.8034 (U.S. or Canada) or 617.213.4847 (international) and use access code 78294324. Participants may pre-register for the call anytime at:
https://www.theconferencingservice.com/prereg/key.process?key=P98VGYDNM.

Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 12:00 p.m. on March 12, 2010 through March 19, 2010. To listen to the audio replay, dial 888.286.8010 (U.S. or Canada) or 617.801.6888 (international) and use access code 55380218.

A live webcast of the conference call will be available on the Company’s website will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. TNFerade has also been and is currently being evaluated for its potential use in the treatment of several other cancers, including esophageal cancer, rectal cancer, and head and neck cancer. In addition, GenVec uses its proprietary adenovector technology to develop vaccines for infectious diseases including influenza, HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. GenVec also discovers and develops novel treatments for hearing loss and balance disorders through a worldwide collaboration with Novartis. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)
	Quarter Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
	(unaudited)

Revenue	$3,355	$3,324	$13,857	$15,121
Operating expenses:
Research and development	5,530	8,236	24,689	33,830
General and administrative	2,070	1,538	7,179	7,968
(Gain)/loss on disposal of assets	--	(3)	(7)	(3)
Total operating expenses	7,600	9,771	31,861	41,795
Operating loss	(4,245)	(6,447)	(18,004)	(26,674)
Interest income	1	95	38	695
Interest expense, net	(66)	114	(128)	122
Other	--	(176)	(268)	(206)
Net loss	(4,310)	(6,414)	$(18,362)	$(26,063)
Basic and diluted net loss per share	$(0.04)	$(0.07)	$(0. 19)	$(0. 31)
Shares used in computation of basic
and diluted net loss per share	106,336	88,423	97,074	82,779

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)
	As of December 31,
	2009	2008
Cash and investments	$10,961	$17,357
Working capital	7,002	11,728
Total assets	13,443	22,767
Stockholders’ equity	7,636	13,091